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                                                                     Exhibit 4.3

                AMENDMENT NO. 2 TO REGISTRATION RIGHTS AGREEMENT

         Amendment No. 2 to Registration Rights Agreement (this "Amendment"), dated May 24, 2002, by and between Alfred I. Dupont Testamentary Trust (the "Trust") and The St. Joe Company, a Florida corporation (the "Company").

         1. Introduction. The Trust and the Company have entered into a Registration Rights Agreement, dated as of December 16, 1997, and an Amendment No. 1 thereto, dated as of January 26, 1998 (as amended, the "Registration Rights Agreement"), which governs, among other things, certain terms and conditions of the sales of Shares of the Company's Common Stock Beneficially Owned by the Trust from time to time in registered public offerings. The Company has filed a registration statement on Form S-1 (No. 333-________) with the Securities and Exchange Commission on May 24, 2002 (the "Registration Statement") with respect to the sale by the Trust of certain Shares of the Company's Common Stock Beneficially Owned by the Trust. In connection with such sales, the Trust and the Company believe that it is in their best interests to effect certain amendments to the Registration Rights Agreement, as prescribed below.

         2. Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Registration Rights Agreement.

         3. (a) Minimum Demand Inapplicable to Current Offering. The terms of the proviso to Section 2.1(a) of the Registration Rights Agreement, shall not apply to the sale of the Common Stock Beneficially Owned by the Trust and covered by the Registration Statement (the sale of the Common Stock thereunder, the "Current Offering") and the Company shall have all obligations applicable to a Demand Registration with respect to such Current Offering and the Current Offering shall count as a Demand Registration of the Trust. The terms of the proviso to Section 2.1(a) of the Registration Rights Agreement shall apply to any subsequent Demand Registration.

            (b) Amendment of Section 2.1(a). In respect of a Demand Registration other than with respect to the Current Offering. Section 2.1(a) of the Registration Rights Agreement shall be amended by replacing the percentage "10%" in the proviso to the first sentence of said Section 2.1(a) with the percentage "7.5%" and by inserting the following at the end of such proviso:

         "; provided, further, that, if any such Demand Request shall be for a number of shares of Common Stock which represent less than 10% of the then outstanding shares of Common Stock, then, in addition to the expenses to be paid by the Trust pursuant to Section 2.1(c), the Trust shall pay or reimburse the Company for the filing fees under the Securities Act and the NASD filing fees in connection with the registration effected pursuant to such Demand Request."

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         4. Expenses. In addition to the expenses to be paid by the Trust pursuant to Section 2.1(c) of the Registration Rights Agreement in respect of the Current Offering, the Trust shall pay the Company $700,000 as a reimbursement of the Company's expenses in connection with this Amendment and the Current Offering.

         5. Effectiveness of this Amendment. This Amendment shall become effective upon its execution of this Amendment by the Company and the Trust.

         6. Agreement in Full Force and Effect. Except as amended by the terms of this Amendment, the Registration Rights Agreement shall remain in full force and effect in accordance with its terms.

         7. Counterparts. This Amendment may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of such counterparts shall together constitute on and the same instrument.

         IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

                                        ALFRED I. DUPONT
                                        TESTAMENTARY TRUST



                                        BY:  /s/ W.L. Thornton
                                             ________________________
                                                  W.L. Thornton, Trustee


                                        THE ST. JOE COMPANY



                                        BY:  /s/ Robert M. Rhodes
                                             ________________________
                                                  Robert M. Rhodes
                                                  Executive Vice President and
                                                  General Counsel

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